Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mixed Martial Arts Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	1,500,000	1.43	$2,145,000	$0.00013810	$296.22

Total Offering Amounts					$2,145,000		$296.22
Total Fee Offsets							—
Net Fee Due							$296.22

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares (“Ordinary Shares”) that become issuable under the Registrant’s Employee Incentive Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding Ordinary Shares.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.43 per share, which is the average of the high and low prices of the Ordinary Shares on October 17, 2025, as reported on the NYSE American.

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